Exhibit 99.1

Victory Capital Holdings Corporation Acquires Universal Power Vehicles

LOS ANGELES, Feb 22, 2005 -- Victory Capital Holdings Corporation (VTYC, Trade) announced today that it has signed an agreement to acquire Universal Power Vehicles, Corporation (UPV). It is expected that the acquisition will close within a few weeks.

Universal Power Vehicles (http://www.upvehicles.com), a privately held company, has been involved in the research and development of new lightweight metal alloy processes and electric motor and battery technologies. This acquisition by VTYC will allow UPV to obtain the finances necessary to start production. UPV has made arrangements to acquire a production facility in the Salton Sea area through non-dilutive debit financing.

"These are exciting times for UPV," stated Terry Payne, Director of Operations for UPV. "We are currently negotiating a contract with a company in the automotive business to help design and build a revolutionary new, all lightweight alloy electric car." The automotive industry is just one of the targets of UPV's lightweight metal alloy processes as lightweight metal alloys will enhance every industry where weight, strength, and size are limiting factors.

"Universal Power Vehicles Corporation will bring exciting, cutting edge technologies to the Victory family of companies. Shareholders will be rewarded as these new technologies are put into production and receive the proper sales and marketing exposure," stated Jon Fullenkamp, Chairman & CEO Victory Capital Holdings Corp.

Victory Capital Holdings Corporation (VTYC) is a publicly traded company designed to leverage the assets of existing, proven technology and to infuse those assets with marketing, management and financial support to become the recognized leader in its space (http://www.vtyc.com).

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.

Victory Capital Holdings Corporation
Investor Relations
(916) 965-6439
investor@vtyc.com